Exhibit 99.1

Venaxis, Inc. Investor Call Script
November 7, 2013

Greg Tiberend
Thank you, operator , and thank you, all, for joining us this morning. With me on today's call are Steve Lundy, President and Chief Executive Officer; Jeff McGonegal, Chief Financial Officer; and Don Hurd, Senior Vice President and Chief Commercial Officer.  This morning, Venaxis filed its Form 10-Q for the quarter ended September 30, 2013 and issued a news release that provided an overview of its current activities and upcoming milestones.  If you need a copy of the press release, please contact Tiberend Strategic Advisors at (212) 375-2686.

In a few moments, Steve will highlight Venaxis’ recent milestones and provide an update on the ongoing pivotal study of APPY1.  Don will then provide an update on Venaxis' market development and commercialization efforts.  Steve will provide some concluding remarks and we will open the call for a question-and-answer session, where Steve, Jeff and Don will be available to take your questions.

Please note that certain of the information discussed on today's call is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Venaxis management will be making forward-looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with this company's business. These forward-looking statements are qualified by the cautionary statements contained in Venaxis' news releases and SEC filings, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which Venaxis filed this morning.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Thursday, November 7, 2013.  Venaxis undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now I would like to turn the call to Steve Lundy, President and Chief Executive Officer of Venaxis.

Stephen T. Lundy
Thank you, Greg, and thanks to everyone for joining us on the call today.  2013 continues to be a period of diligent execution of our pivotal clinical trial of APPY1.  Throughout 2013, we have continued to optimize the way we monitor and manage our trial sites in the U.S., and I’m happy to say that through those efforts, we have been able to accelerate the rate of patient enrollment and we remain on track to meet our goal of completing enrollment in the pivotal study at or around the end of the year.  Advancing APPY1 toward potential U.S. clearance continues to be our top priority and we look forward to reporting top-line data from the pivotal study in early 2014.

In parallel, our market development and commercialization efforts continue to progress, and in a few moments, Don will provide an update on recent developments relating to our progress.

But before I hand it over to Don, let me comment further on the U.S. pivotal study as well as our financial position.  During the third quarter, we announced that APPY1 passed each of the two scheduled interim futility analyses included in the study protocol.  These analyses were performed by an external Data and Safety Monitoring Board and involved a review of the validity, integrity, and clinical and scientific relevance of the study.  Following these analyses, the most recent of which was performed on the first approximately 1,100 patients, it was recommended by the external DSMB that our pivotal study continue to completion.  We remain blinded to the interim study results.  To date, we have enrolled more than 1,700 of the approximately 2,200 patients we expect to enroll in order to achieve our target of 2,000 net evaluable patients for the pivotal study.  As I mentioned, we anticipate completing patient enrollment at or around year end.  Once all enrolled patients have completed the required two-week follow up period, the database on the pivotal trial will be locked.  Then we will perform the data analysis.  We expect to be in a position to announce the top-line results from the study toward the end of Q1 2014. Thereafter, depending on the study results, we would work to finalize our 501(k) and final data package for submission to the FDA.

Turning to our financial position, we reported initial APPY1 revenue in our Form 10-Q for the period ended September 30, 2013, which represents revenue arising from the initial stocking orders of the APPY1 Test by the European companies engaged to assist us with our European market development activities.  While we expect European product revenue to grow, we do not expect it to be significant prior to full-scale commercial launch.  This revenue recognition represents a milestone achievement for Venaxis as our first commercial sales of the APPY1 System.

We ended the third quarter with cash, cash equivalents and short-term investments of approximately 17 million dollars.  As the pivotal study comes to a close, our cash burn is expected to be reduced temporarily, until we begin our U.S. market development and commercialization efforts in anticipation of potential clearance and launch of the APPY1 Test in the U.S.  Don will talk more about these planned activities in a minute.

We recently filed a shelf registration on Form S-3 with the SEC for up to 20 million dollars in potential future offerings.  The shelf was put in place as a prudent business practice, as our prior shelf had recently expired.  Having a current shelf available allows us to take advantage of market conditions to consider raising funds on an efficient and effective basis if and when such opportunity arises.

Now, let me turn the call to Don who will take a few minutes to review our ongoing market development and commercialization efforts:

Don Hurd
Thanks Steve.  In the United States, while we are not able to market the APPY1 Test until FDA clearance, we are actively engaging in initial market development efforts.  One of the first steps in this process is to engage key hospital sites and connect with emergency physicians across the United States.  Last month we hosted a booth at the annual meeting of the American College of Emergency Physicians in Seattle and we were able to survey some 240 of the meeting attendees with respect to their current practices and concerns regarding the diagnosis of appendicitis.  The learnings from this research will assist us in honing our messages and product positioning upon potential FDA clearance.   One clear message from the conference is that there continues to be an increased effort across the United States to decrease the use of CT scans in children and adolescents.  We continue to be encouraged by the enthusiasm and positive feedback we are hearing from these thought leaders and potential end-users of APPY1, and we believe the test will be well positioned when we enter the market.

In addition, we are in discussions with key opinion leaders in modeling and quantifying how the APPY1 Test could potentially reduce costs and improve clinical care when it is available for sale in the US.   On that front, we are completing development of a modeling tool, which will help individual hospitals quantify their potential savings from possible use of the APPY1 Test, arising from areas such as reduced imaging, reduced length of stay, and fewer surgical consults.  The positive feedback we’re receiving from similar efforts ongoing at selected hospitals visits and demonstrations in Europe will be valuable to us in advancing the U.S. commercial launch process.

We will continue to engage in market development efforts in the U.S. and will increase intensity in this area, as we get closer to product launch.

Now let me switch to Europe, where we continue the market development process for our CE Marked APPY1 Test.  Over the past 10 months, all of our activities have been centered in key territories of Italy, Benelux, Spain, UK, France & Germany. We estimate that these countries account for 75% of the in vitro diagnostics market in Europe.

As mentioned on previous calls, our strategy has been to work with distribution partners on market development activities to allow us to establish relationships with key opinion leaders and develop a dossier of evidence in each country to demonstrate the value of the APPY1 Test in that specific country.  After developing this “body of evidence”, we plan to enter into distribution arrangements and begin marketing the APPY1 Test to targeted hospitals, as agreed upon by Venaxis and our distribution partner.  One of the benefits of the modeling tool mentioned earlier is that we can use this tool to quantify the financial impact of the APPY1 Test to a hospital prior to its implementation of the APPY1 Test in clinical use.   This is an important step because we believe we can show a hospital that the potential benefits of APPY1 are quantifiable in its specific setting.  We believe this approach will help accelerate the sales process.

So where do we stand today on a country-by-country basis? For Spain, Italy and Benelux we have signed market development agreements with our preferred distribution partners.  All of these relationships continue to be productive and are progressing nicely in terms of the agreed upon milestones.  Our first APPY1 Test sales revenues, as shown in our latest Form 10-Q, have come from these relationships.  We expect to begin negotiations on longer-term exclusive distribution agreements with these partners shortly.  Market development studies have started in Belgium, Netherlands and Italy; and in Spain, multiple hospital sites have been selected and are being prepared to start studies before the end of the year.  In parallel, we are also beta testing the economic modeling tool with distributor partners and on selected hospital visits.

In the UK, Germany and France, we have engaged in multiple discussions and site visits with our preferred distributors.  The site visits have focused on large and influential hospital sites in each of those countries.  Based on this experience, we have made the strategic decision to hire dedicated ‘market development consultants’ to facilitate and accelerate the market development process in each of those countries.  Our expectation is to complete all market development activities in these three countries and then commence negotiations for exclusive distribution agreements with our preferred distributors.

I am pleased to announce that positive results from a recently completed hospital laboratory validation study at the University Saint Luc hospital in Brussels, Belgium have been accepted for presentation at the Journées International de Biologie in Paris later this month, and will be presented by the study’s lead author, Dr. Damien Gruson.  The results confirm that the APPY1 Test performs accurately and reliably in the hands of hospital laboratory personnel who would actually perform and report the APPY1 test results to the emergency room doctor.  Specifically, the completed laboratory study showed excellent within-run and between-run precision for CRP and MRP 8/14, the two biomarkers measured internally by the APPY1 Test.  Venaxis expects that publishing this and future study results in peer-reviewed publications will help Venaxis penetrate the European market effectively in the future.

To summarize our position in Europe, we are implementing our market development plan across all of our targeted countries.  It has taken longer in the larger countries - Germany, France, and the UK - to engage distributors willing to invest in our market development program, which we believe is critical to our long-term success.  However, we are filling this gap by investing in our own in-country resources to move this process forward. By taking this step as well as accelerating the evidence-gathering process through the use of the economic model, we believe we are gaining momentum toward building a sustainable business in Europe.  This approach will also aid us in advancing our U.S. commercialization activities once FDA clearance of APPY1 is received.

With that, I'll hand the call back to Steve for closing comments and Q&A.

Stephen T. Lundy
Thanks, Don.  I'll conclude by reiterating our commitment to gaining U.S. regulatory clearance and developing the market for APPY1, which we believe has the potential to improve the way emergency physicians manage their patients who present with abdominal pain.  As was further confirmed at the recent ACEP meeting, reducing CT scans and improving ER workflow are widely recognized as top priorities, and we are excited to deliver a product to help physicians meet those important goals.

To that end, our pivotal study is nearing completion, and we look forward to sharing the top-line pivotal data with you and submitting to FDA as soon as possible.

As Don said, market development efforts continue to accelerate and remain a priority in both the U.S. and in Europe.  Based on the positive feedback and enthusiasm we are hearing from leading hospitals, we feel optimistic about approaching the U.S. market, as well as ramping sales with our European distribution partners in 2014.

At this time we look forward to taking your questions.  You may go ahead, operator. Thank you.